Exhibit 99.1

Northern Oil and Gas, Inc. Announces Fourth Quarter and Full Year 2008 Earnings

WAYZATA, MINNESOTA --- March 2, 2009 --- Northern Oil and Gas, Inc. (AMEX: NOG) (“Northern Oil”) today announced fourth quarter 2008 net earnings of $1,391,744 (representing $0.04 per share) on revenues of $1,907,667 for the quarter.  These results represent a 60% increase in earnings and a 40% increase in revenue over the third quarter of 2008.

Fiscal year 2008 total net earnings were $2,359,751 (representing approximately $0.07 per share) on revenue of $4,321,879, compared to a net loss of $4,305,293 for fiscal year 2007.  Northern Oil drilled with a 100% success rate in 2008 with 59 Bakken or Three Forks wells completed or completing and three successful Red River discoveries.

Northern Oil’s Chief Executive Officer—Michael Reger—commented, “With our strong balance sheet and the addition of our recently-announced credit facility, we expect to remain able to fund our 2009 drilling schedule consistent with previous expectations.  Our low cost structure and high concentration of core Bakken acreage enable our aggressive drilling plan to remain economic for us and we continue to push forward with the development of our position.”

Our most recent and highest working interest well—the Jericho—will provide Northern Oil a 42% working interest in a Bakken well that is expected to drill and complete for approximately $4 million, substantially below average drilling and completing costs from 2008 summer highs.  Mr. Reger further commented, “We expect to be drilling and completing several wells for under $4 million by the end of fiscal year 2009, which is more in line with historical service costs.”

Northern Oil plans to spend approximately $26 million in 2009 for developmental drilling on its Bakken and Three Forks position, a decrease from a previous budget of $31 million primarily due to lower drilling and completing costs.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin, specifically the Mountrail County, North Dakota area Bakken and Three Forks/Sanish trend. Northern Oil's secondary objective is conventional, 3D driven, oil and gas exploration and development throughout the Rocky Mountain region.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
772-219-7525